Exhibit 4.24

Asset Purchase Agreement by and between J & J Snack Foods and CoolBrands Manufacturing

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”) is made as of the 30th day of March, 2007 by and among J & J SNACK FOODS CORP. of CALIFORNIA., a California corporation (the “Buyer”) and COOLBRANDS MANUFACTURING INC., a Delaware corporation (the “Seller”).

WITNESSETH:

WHEREAS, Seller has a product known as Fruit-A-Freeze under which it has produced various frozen novelties;

WHEREAS, Seller has a leased manufacturing facility located at 12919 Leyva Street, eNorwalk, California (“Manufacturing Facility”) which manufactured Fruit A Freeze products;

WHEREAS, Seller desires to sell its inventory of Fruit A Freeze products, the Manufacturing Facility’s equipment, the trade name Fruit A Freeze, packaging materials and other miscellaneous assets associated with the manufacturing and sale of Fruit A Freeze (“Business”); and

WHEREAS, Buyer desires to acquire the Business;

NOW, THEREFORE, in consideration of the mutual covenants and upon the terms and subject to the conditions set forth herein, Buyer and Seller agree as follows:

ARTICLE I

Purchase and Sale, Payment

1.1           Purchase and Sale

Subject to the terms and conditions hereof, Seller shall sell, assign, transfer and deliver to Buyer or at Buyer’s election, to an affiliate of Buyer, and Buyer shall purchase, pay for and accept from Seller, all of the Business, wherever located, together with all of the goodwill associated therewith (collectively, the “Purchased Assets”).  The Purchased Assets shall be sold, assigned, transferred and delivered free and clear of all Liens.  Without limiting the generality of the foregoing, the Purchased Assets shall include, as the same exist on the Closing Date:

(a)           equipment set forth on Schedule “1.1 (a)”;

(b)           all leasehold improvements of the Seller at the Manufacturing Facility;

(c)           all rights of Seller under the Contracts;

(d)
all of Seller’s Business papers, books and records in whatever form (e.g., computerized information and written information), including, without limitation, sales records, invoices, credit records, customer lists and records, supplier lists and records, price lists, purchasing materials and records, personnel, labor relations and payroll records, warranty and service records, accounting and financial records, inventory records, accounts receivable and accounts payable records and files, tax records and litigation files wherever located relating to the Business;

(e)	the inventories and supplies of the Seller relating to the Business (the “Inventory”), as well as the marketing and sales literature of the Seller, listed on Schedule “1.1(e)”;

(f)	any Licenses relating to the Business, except for any License the transfer of which to Buyer would violate any applicable governmental law, rule, regulation, or ordinance;

(g)
the goodwill and going concern value and other intangible assets, if any, of Seller relating to the Business, including without limitation the name “Fruit A Freeze”, customer lists and related current and historical information; and

(h)           any and all assets relating to the Business not specifically set forth above.

1.2           Excluded Assets

Notwithstanding any other provision contained in this Agreement, the Purchased Assets shall not include any cash of the Seller or the Business or any accounts receivable in of the Seller, provided that those accounts receivable of the Seller in respect of goods sold by the Seller relate to goods shipped by the Seller prior to the Closing Date.

1.3           Non-Assumption of Liabilities By Buyer

Seller hereby retains liability for and agrees to be solely liable for, and Buyer shall not be liable for, any and all debts, responsibilities, obligations or liabilities of, or claims against the Seller or its affiliates (the “Liabilities”) of any kind or nature, known, unknown, contingent or otherwise arising prior to the Closing Date or with respect to any period ending on or prior to the Closing Date other than as specifically set forth as Schedule 1.3.  Without limiting the foregoing, it is understood that Buyer shall not be responsible for any of the following Liabilities, including, without limitation, any that exist now or that may arise in the future (such Liabilities of Seller not listed on Schedule 1.3, the “Excluded Liabilities”):

(a)           trade and other payables of the Seller existing on or for periods prior to the Closing Date;

(b)           any indebtedness for borrowed money of the Seller;

(c)           any tax liability of the Seller;

(d)	any liability arising out of any contract or agreement, other than obligations arising under the Contracts in the ordinary course of business;

(e)
any liability arising from breach or violation by the Seller of any contract or permit or other obligation or legal duty (including, without limitation, any tort committed or alleged to have been committed by the Seller) or any violation of any law, regulation or governmental order occurring or in existence on or prior to the Closing Date, or arising from any breach or violations of any contract which results from the transactions contemplated by this Agreement;

(f)
any liability constituting benefit liabilities, including, without limitation, severance or termination costs incurred by the Seller in connection with its employees under contracts, policies, unemployment or other applicable laws or otherwise, in each case relating to periods prior to the Closing Date;

(g)
any liability arising from any environmental risk, contamination, condition, discharge or disposal occurring or in existence on or prior to the Closing Date, whenever and by whomever generated, whether or not in compliance with applicable laws;

(h)
any liability of the Seller which any Person seeks to impose upon Buyer or the Business by virtue of any theory of successor liability, including, without limitation, liabilities relating to environmental matters, employee benefit plans, taxes and labor and employment matters, employees injured at work, either arising prior to the Closing Date or relating to periods ending on or prior to the Closing Date;

(i)
any liability pertaining to the products and/or services of Seller sold or performed on or prior to the Closing Date in the nature of express or implied warranty, negligence, product liability, strict liability, personal injury, property damage, economic loss or replacement cost or third party liability, whether such obligations, liabilities or claims are in existence now or on the Closing Date or arise hereafter or thereafter, and whether or not any such obligations, liabilities or claims are presently known or discoverable by the Seller or the Buyer;

(j)
any legal, accounting, appraisal or other fees, costs or expenses of the Seller in connection with the transactions contemplated by this Agreement, or any other taxes, expenses or liabilities which under the terms of this Agreement are not to be borne by the Buyer;

(k)
any liability in connection with, or pursuant to, any lawsuits or other contingent liabilities of the Business, whether or not disclosed to Buyer, relating to periods ended on or before the Closing Date;

(l)
any liability with respect to hazards to health or safety arising from the operation of the Business on or prior to the Closing Date, including, without limitation, hazards of occupational injury or disease;

(m)	any liability for the payment for all outstanding checks issued by the Seller which are outstanding as of the Closing Date; or

Seller hereby agrees to (i) retain and be solely responsible for each of the Liabilities and (ii) indemnify and hold Buyer harmless from and against each of the Liabilities.  All sales and use taxes resulting from the consummation of the transactions contemplated hereby shall be borne by the Seller, and the parties shall cooperate in obtaining all exemptions from such taxes.

1.4           Consideration, Allocation, Election

(a)
The consideration for the Purchased Assets payable by the Buyer (collectively, the “Consideration”) at the Closing, shall consist of One Million Six Hundred and Twelve Thousand U.S. Dollars (US$1,612,000.00).

(b)
The Consideration specified in this Section 1.4 above shall be allocated, as among the Purchased Assets, in accordance with Schedule 1.4, and the parties shall abide by such allocations in all tax filings and other reports which the parties shall make or render.  Buyer and Seller hereby agree that the allocations set forth on Schedule 1.4 have been fully and finally negotiated by Buyer and Seller and their respective representatives with knowledge of and due regard for all relevant factors.

(c)           The Consideration shall be paid by wire transfer at Closing.

ARTICLE II

Representations and Warranties of the Seller

The Seller represents and warrants to the Buyer as follows:

2.1           Organization and Good Standing

The Seller is a duly-organized and validly existing corporation in good standing under the laws of the State of Delaware, with full power and authority to own the Purchased Assets and to conduct the Business as conducted.

2.2           Binding Agreement: No Litigation

This Agreement has been duly executed and delivered by the Seller and is a valid and binding obligation and agreement of the Seller enforceable in accordance with its terms (except as enforceability may be limited by bankruptcy, insolvency, conservatorship, receivership, liquidation, reorganization, moratorium or similar laws affecting creditors rights generally).  The execution, delivery and performance of this Agreement and the transactions contemplated hereby by the Seller, as applicable: (a) will not violate, contravene, result in a breach of or constitute a default (with due notice or lapse of time or both) under the Certificate of Incorporation or Bylaws of the Seller, or any note, mortgage, contract, instrument, judgment, law, rule, regulation or decree to which Seller is a party or by which any of them or the Purchased Assets is bound, (b) will not afford any lender the right to accelerate, declare at once due and payable or demand prepayment of (or any penalty, charge or premium with respect to) any indebtedness of the Seller and (c) has been duly approved by all necessary corporate action on the part of the Seller, including, without limitation, by the Board of Directors of the Seller.

No consent, permit, authorization, approval or action of any federal, state or local authority or any other Person is required with respect to the Seller in connection with the consummation of the transactions contemplated by this Agreement.  The Seller is not a party to (and has no knowledge of) any litigation or other claim or proceeding which calls into question the validity or enforceability of this Agreement or seeks to delay or prevent any transaction contemplated hereby.

2.3           Absence of Claims

Except as provided in Schedule 2.3 attached hereto, no action, suit, proceeding, investigation or claim (including, without limitation, assertion of any claim for taxes, interest or penalties) is pending or to the Knowledge of Seller, threatened against or with respect to the Business or the Purchased Assets, nor to the knowledge of Seller, is there any valid basis for any such action, suit, proceeding, investigation or claim.

2.4           Operations in Accordance with Law

The Business has been operated, and its products and services have been and are now being sold and performed, in material compliance with all applicable governmental laws, rules, regulations and ordinances.  All material licenses, permits and orders required of the Seller to conduct the Business and to sell its products and services have been obtained and are now in full force and effect.  There exists no outstanding notice, order or directive by any court or governmental agency or authority to the effect that the Seller is failing or has failed to comply with any law, rule, regulation or ordinance, or that the Seller is required to obtain any license, permit or order.

2.5           Contractual Obligations

(a)            Seller has furnished to Buyer true, correct and complete copies of all contracts, leases, agreements and other instruments, which constitute all contracts, leases, agreements or other instruments (with respect to the Business) to which the Seller is currently a party, other than those contracts which may be terminated by the Seller on no more than one month’s notice (the “Short-Term Contracts”) (all such contracts, agreements or other instruments pther than the Short-Term Contracts, the “Contracts”), which are specifically set forth on Schedule 2.5.  The Seller has not breached any material representation, warranty or covenant contained in any of the Contracts and is not otherwise in material default with respect thereto.  The Seller does not have any knowledge that any other party to any Contract is in default or is claimed to be in default in complying with any provision thereof or has committed or permitted any event which, with notice or the passage of time or both, would constitute such a default.  Each Contract is in full force and effect and is valid and binding upon the parties thereto. The Buyer shall bear no liability in respect of any Short-Term Contract following the termination of such Short-Term Contract by the Buyer.

(b)           The sale and assignment of the Purchased Assets to the Buyer by the Buyer will not cause any breach or default on the part of the Seller with respect to any of the Contracts.

2.6           Title to Assets: Condition of Assets

(a)            The Seller has good and marketable title to all Purchased Assets, free and clear of any lien, mortgage, security interest, charge, pledge, retention of title agreement, adverse claim, easement, encroachment, restrictive covenant or other encumbrance affecting title to any property of any sort (any such encumbrance, a “Lien”) and no other person, firm, corporation, partnership, association, governmental or judiciary agency or other entity (any such person or entity, a “Person”) has or will have at Closing any interest whatsoever in any of the Purchased Assets.

(b)            The Inventory included in the Purchased Assets has been acquired in the ordinary course of the Seller’s business.

2.7           Intellectual Property

(a)            Seller represents and warrants that all Intellectual Property necessary for the operation of the Business as presently conducted is owned by Integrated Brands, Inc. (“IB”), an affiliate of the Seller.  Each item of Intellectual Property owned by IB and relating to the Business immediately prior to the Closing hereunder will be owned or available for use by Buyer on identical terms and conditions immediately subsequent to the Closing hereunder.  IB has taken all necessary action to maintain and protect each item of Intellectual Property with respect to the Business that it owns or uses.

(b)            Seller or IB, in Seller’s operation of the Business, have not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties, and none of Seller or

IB’s directors and officers (and employees with responsibility for Intellectual Property matters) have ever received any charge, complaint, claim, demand or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that Seller or IB must license or refrain from using any Intellectual Property rights of any third party).  To the knowledge of Seller, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of IB.

(c)            Schedule “2.7(c)” identifies each patent or registration, including, without limitation, each trademark registration, which has been issued to IB with respect to any of its Intellectual Property, identifies each pending patent application or application for registration which IB has made with respect to any of its Intellectual Property, and identifies each license, agreement, or other permission which IB has granted to any third party with respect to any of its Intellectual Property (together with any exceptions).  IB has delivered to Buyer correct and complete copies of all such patents, registrations, trademark registrations, applications, licenses, agreements, and permissions (as amended to date) and has made available to Buyer correct and complete copies of all such other written documentation evidencing ownership and prosecution (if applicable) of each such item.  Schedule 2.7(c) also identifies each trade name or unregistered trademark used by Seller in connection with the Business.  With respect to each item of Intellectual Property required to be identified in Schedule “2.7(c)”:

(i)            IB possesses all right, title and interest in and to such item, free and clear of any Security Interest, license or other restriction;

(ii)            such item is not subject to any outstanding injunction, judgment, order, decree, ruling or charge;

(iii)            no action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand is pending to the knowledge of Seller or is threatened with challenges the legality, validity, enforceability, use, or ownership of such item; and

(iv)            Seller and IB have not ever agreed to indemnify any Person for or against any interference, infringement, misappropriation or other conflict with respect to such item.

(d)            “Intellectual Property” means with respect to the Business (i) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (ii) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations and combinations thereof and including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith, (iii) all copyrightable works, all copyrights, and all applications, registrations and renewals in connection therewith and (iv) all trade secrets and confidential business information (including ideas, research and development, know-how formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (vi) all computer software (including data and related documentation), (vii) all other proprietary rights and (viii) all copies and tangible embodiments thereof (in whatever form or medium).

2.8           Environmental Matters

(a)            The Purchased Assets and operations of the Business are and have been in compliance in all material respects with all applicable Environmental Laws (as hereinafter defined).  There are and have been no hazardous materials stored, handled or otherwise located in, on or under of any of the Real Estate or other Purchased Assets, other than in the ordinary course of Business, and there have been no known releases or threatened releases of hazardous materials in, on or under the Real Estate or any property occupied by the Seller.  The Seller has not stored or caused to be stored any hazardous materials on or under any of the Real Estate or other Purchased Assets, other than in compliance with Environmental Laws.

(b)            None of the Manufacturing Facility or other Purchased Assets is the subject of any federal, state or local investigation evaluating whether (i) any remedial action is needed to respond to a release or threatened release of any hazardous materials into the environment or (ii) any release or threatened release of any hazardous materials into the environment is in contravention of any Environmental Law.

(c)            The Seller has no present or any contingent liability in connection with the presence either on or off of the Manufacturing Facility or other Purchased Assets of any hazardous materials or any release or threatened release of any hazardous materials into the environment.

(d)            As used herein, the term “Environmental Laws” shall mean any federal, state, territorial, provincial or local law, common law doctrine, rule, order, decree, judgment, injunction, license, permit or regulation relating to environmental matters, including, without limitation, those pertaining to land use, air, soil, service water, ground water, public or employee health or safety or any other environmental matter, together with any other laws relating to emissions, discharges, releases or threatened releases of any pollutant or contaminant, including, without limitation, medical, chemical, biological, biohazardous or radioactive waste and materials or otherwise relating to the manufacture, processing, distribution, use, storage, disposal, transportation, discharge or handling of any contaminant.

2.9           OSHA

The Seller in its operation of the Business and the Purchased Assets are presently in material compliance with all applicable occupational safety and health rules, regulations and laws.

2.10           Licenses

The Seller has obtained all approvals, permits and licenses required by any federal, state, territorial, local or foreign law, rule or regulation, relating to or otherwise affecting the Business, the provision of the Services and the ownership and operation of the Purchased Assets (collectively, the “Licenses”).  The Licenses are listed, along with their expiration dates, on Schedule “2.10.”  Seller, to the Knowledge of Seller, is in material compliance with all Licenses.  No action, suits, proceeding, investigation, or claim is pending or, to Seller’s Knowledge, threatened to revoke or limit any License.

2.11           Brokers

The Seller is not under any obligation to any broker, finder or other intermediary in connection with the sale of the Purchased Assets that would cause the Buyer to become liable for payment of any fee or expense with respect thereto.

2.12           Disclosure

No representation or warranty of the Seller in this Agreement or in any certificate, schedule, statement or other document furnished or to be furnished by the Seller to the Buyer pursuant hereto or in connection with the transactions contemplated hereby contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact required to be stated herein or therein or necessary to make the statements herein or therein not misleading.

ARTICLE III

Representations and Warranties of the Buyer

The Buyer hereby represents and warrants to the Seller as follows:

3.1           Organization and Good Standing

Buyer is a duly organized and validly existing corporation in good standing under the laws of the State of California, Buyer is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which it owns or leases real property or in which the conduct of its business requires such qualification, except where the failure to so qualify could not reasonably be expected to cause a material adverse effect on the business or operations of Buyer.

3.2           Binding Agreement: No Litigation

This Agreement has been duly executed and delivered by Buyer and is a valid and binding obligation and agreement of Buyer enforceable in accordance with its terms (except as enforceability may be limited by bankruptcy, insolvency, conservatorship, receivership, liquidation, reorganization, moratorium or similar laws affecting creditors rights generally).  The execution, delivery and performance of this Agreement by Buyer, including the purchase of the Purchased Assets and assumption of the Assumed Liabilities hereunder, will not violate, contravene, result in a breach of or constitute a default (with due notice or lapse of time or both) under the Articles of Incorporation or By-Laws of the Buyer, or any note, mortgage, contract, instrument, judgment, law, rule, regulation or decree to which the Buyer is a party or by which the Purchased Assets are bound.

3.3           Brokers

Buyer is not under any obligation to any broker, finder or other intermediary in connection with the purchase of Purchased Assets or assumption of the Assumed Liabilities, which would cause Seller to become liable for payment of any fee or expense with respect thereto.

3.4           Disclosure

No representation or warranty of the Buyer in this Agreement or in any certificate, schedule, statement or other document furnished or to be furnished by the Buyer to the Seller pursuant hereto or in connection with the transactions contemplated hereby contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact required to be stated herein or therein or necessary to make the statements herein or therein not misleading.

ARTICLE IV

Closing:

4.1           Place and Date ofClosing.  The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place on March 30, 2007 (the date of the Closing being referred to herein as the “Closing Date”).

4.2           Actions at Closing. At the Closing, there shall be made, by all necessary and appropriate persons, all payments and deliveries stated in this Agreement to be made at the Closing and/or on or prior to the Closing Date.

ARTICLE V

Indemnification

5.1           Indemnification by the Seller

(a)            The Seller hereby agrees to jointly and severally defend, indemnify and hold Buyer and its officers, directors, employees, agents, attorneys and representatives (individually, a “Buyer Indemnitee” and, collectively, the “Buyer Indemnitees”), harmless from and against any damages, liabilities, losses and expenses, including, without limitation, reasonable attorney’s fees (collectively, “Seller Losses”), which may be sustained or suffered by Buyer arising out of, based upon, or by reason of a breach of any representation or warranty, or failure to perform any agreement or covenant made by the Seller in this Agreement or in any agreement or document pursuant hereto or arising out, based upon, or by reason any claim, action or proceeding asserted or instituted or growing out of, any matter or thing covered by such representations, warranties or covenants.  Without limiting the foregoing, the Seller hereby agrees to jointly and severally defend, indemnify and hold each Buyer Indemnitee harmless from any debts, responsibilities, obligations or liabilities of or claims against the Seller arising or with respect to periods ending on or prior to the Closing Date.

5.2           Notice: Defense of Claims

Each party of this Agreement shall give prompt written notice to the other party or parties to this Agreement under each claim for indemnification hereunder specifying the amount and nature of the claim and any matter which is likely to give rise to an indemnification claim.  Each party to this Agreement has the right to participate at his or its own expense in the defense of any such matter or settlement, or the indemnified party may direct the indemnifying party to take over the defense of such matters so long as such defense is expeditious.  Failure to give timely notice of a matter which may give rise to an indemnification claim shall not affect the rights of the indemnified party to collect such claim from the indemnifying party so long as such failure to so notify does not materially adversely affect the indemnifying party’s ability to defend such claim against the third party.  No indemnifying party, in the defense of any claim or litigation, shall, except with the consent of an indemnified party, which consent shall not be unreasonably withheld or delayed, consent to entry of any judgment or enter into any settlement by which such indemnified party is to be bound and which judgment or settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability and respect to such claim or litigation.

5.3               Exclusive Remedy

Except as provided below, the parties have acknowledged and agree that the exclusive remedy of one party against the other party for any matter rising under this Agreement or the transactions contemplated hereby as a remedy expressly provided in this Article V and such other party shall have no other obligation with respect thereto.  Notwithstanding the foregoing, a party shall have the right to specifically enforce a provision of this Agreement either pursuant to Article 5 or otherwise.  The foregoing notwithstanding, the provisions of this Section 5.3 shall not apply in the case of fraud or intentional misrepresentation on the part of any party to this Agreement.

ARTICLE VI

6.1               Deposits

Seller shall be entitled to the refund of all deposits including, without limitation, those relating to its lease of the Manufacturing Facility and those made to utilities.  Buyer shall assist Seller in recovering such deposits to the extent so requested by Seller

ARTICLE VII

Miscellaneous

7.1           Materiality and Survival Period
All of the Buyer’s and the Seller’s respective representations and warranties set forth in this Agreement shall be deemed to have been material and relied upon by the party to whom made and shall survive Closing and remain in full force and effect after the Closing Date and shall expire upon the second anniversary of the Closing Date.

7.2           Expenses
The Buyer, on the one hand, and the Seller, on the other, shall each pay all of its own respective costs and expenses incurred or to be incurred by them, respectively, in negotiating and preparing this Agreement and in closing and carrying out the transactions contemplated by this Agreement.  Seller shall not pay any such expenses.

7.3           Notices
All notices, requests, demands, instructions and other communications hereunder shall be in writing and shall be deemed to be effective only if delivered by hand, by facsimile transmission, by nationally-recognized overnight courier service or by prepaid United States registered or certified mail, return receipt requested, as follows:

(a)           If to Seller, to:

Coolbrands Manufacturing Inc.
210 Shields Court
Markham, Ontario, Canada
L3R 8V2
Attn:  Michael Serruya
Facsimile No.  905-479-5235

with a copy to:

Bernard Gropper, Barrister and Solicitor
261 Davenport Road
Toronto, Ontario, Canada
M5R 1K3
Attn:  Yaakov Eizicovics
Facsimile No. 416-487-3002

(b)           If to Buyer, to:

J & J Snack Foods Corp. of California
c/o J & J Snack Foods Corp.
6000 Central Highway
Pennsauken, New Jersey  08109
Attn:  Gerald B. Shreiber, Chairman of the Board
Facsimile No. 856-665-1653

With a copy to:

Flaster/Greenberg P.C.
110 Chapel Avenue West
Cherry Hill, New Jersey  08002
Attn:  A. Fred Ruttenberg, Esquire
Facsimile No. 856-661-1919

or to such other address as Seller or Buyer may specify by written notice to the other from time to time in accordance with this Agreement. Such notices, requests, demands and other communication hereunder shall be deemed to have been duly given upon receipt thereof.

7.4           Governing Law: Arbitration

  This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without giving effect to the principles of conflict of laws.

  Any dispute arising out of or relating to this Agreement, including, without limitation, the interpretation of any provision of this Agreement or the breach, termination or validity hereof (a “Dispute”) shall be settled finally by an arbitration proceeding conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the “AAA”) then in effect (the “AAA Rules”); provided that the provisions hereof shall be controlling in the event of any conflict with the AAA Rules. Any arbitration proceeding pursuant to this Section 10(b) shall be conducted in Manhattan, in the State of New York before a single arbitrator (the “Panel”) selected by the AAA.

  At any oral hearing of evidence in connection with the arbitration, a party shall have the right to examine its witnesses and to cross-examine the witnesses of the opposing party. No evidence of any witness shall be presented in written form unless the opposing party shall have the opportunity to cross-examine such witness, except as the parties otherwise agree in writing or except under extraordinary circumstances where the Panel determines that the interests of justice require a different procedure.

  Subject to Sections 5.3, any decision or award of the Panel (an “Arbitral Decision”) shall be final and binding upon the parties.  The parties hereby waive to the extent permitted by law any rights to appeal such decision or award to, or the review of such decision or award by, any court or tribunal.  An Arbitral Decision may be enforced against the Parties and/or their respective assets in any court having proper jurisdiction.

  THE PARTIES HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE TRIAL BY JURY AND THAT ANY PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS SHALL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

7.5           Successors and Assigns

The rights created by this Agreement shall inure to the benefit of, and the obligations created hereby shall be binding upon, the successors, heirs and assigns of the respective parties hereto.

7.6           Entire Agreement: Severability and Enforcement

(a)          This Agreement and the instruments delivered pursuant hereto constitute the entire agreement between the parties and supersede all prior agreements and understandings, written or oral, between the parties relating to the subject matter hereof.  This Agreement may be amended or supplemented only by a writing signed by all of the parties hereto.

(b)          Each provision of this Agreement is severable.  If any provision of this Agreement is found to be unenforceable or in violation of any statute, rule, regulation, order or decree of any governmental authority, court or agency, then such provision shall be modified to the minimum extent necessary so as to render it enforceable and cure such violation, and all other provisions hereof shall remain in full force and effect notwithstanding such violation.

7.7           Further Assurances

In order to more fully assure the Buyer of the benefit of acquiring the Purchased Assets hereunder, the Seller hereby agrees to provide to the Buyer, whether before or after Closing, such confirmations of fact, records, certificates and other documents and things as may be reasonably requested by the Buyer to demonstrate the Buyer’s legal and beneficial ownership of the Purchased Assets and to otherwise carry out the purposes of this Agreement.

7.8           Headings

The headings contained in this Agreement are for convenience of reference only and the headings shall not be considered a part of this Agreement or used to construe any provision hereof.

7.9           Counterparts

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

            J & J SNACK FOODS CORP. OF CALIFORNIA

            By:   ”Gerald B. Schreiber”
Name: Gerald B. Shreiber
Title: Chairman of the Board

             COOLBRANDS MANUFACTURING INC.

             By:   ”Michael Serruya”
                                                                                                 Name:  Michael Serruya
             Title:    President